SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          Commercial Vehicle Group Inc.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    202608105
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act(however, see the Notes).

CUSIP No. 202608105                   13G

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1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CRAMER ROSENTHAL MCGLYNN, LLC
      IRS ID# 13-3156718
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      INCORPORATED IN THE STATE OF NEW YORK
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                     5     SOLE VOTING POWER

  NUMBER OF                0
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY
    EACH                   0
  REPORTING          -----------------------------------------------------------
   PERSON            7     SOLE DISPOSITIVE POWER
    WITH
                           0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 SHARES - FINAL
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0% - FINAL
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12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.     (a)   Name of Issuer:   Commercial Vehicle Group Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                               6530 WEST CAMPUS WAY
                               NEW ALBANY OH 43054

Item 2.     (a)   Name of Person Filing:

                  CRAMER ROSENTHAL MCGLYNN, LLC

            (b)   Address of Principal Business Office:

                  520 Madison Avenue, New York, New York 10022

            (c)   Citizenship:

                  INCORPORATED IN THE STATE OF NEW YORK

            (d)   Title of Class of Securities:

                  COMMON STOCK

            (e)   CUSIP Number: 202608105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   |_| Broker or Dealer registered under Section 15 of the Act

            (b)   |_| Bank as defined in section 3(a)(6) of the Act

            (c)   |_| Insurance Company as defined in section 3(a)(19)of the Act

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act

            (e)   |X| Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940

            (f)   |_| Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                      240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company, in accordance with section
                      240.13d-1(b)(1)(ii)(G)

            (h)   |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership.

Item 5.     Ownership of Five Percent or Less of a Class.

               ONE CLASS OF STOCK 0% - FINAL

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.

               NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

               NOT APPLICABLE

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature


                                  /s/ Edward Azimi
                                  -------------------------------------
                                      Principal, Director of Operations

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 1/31/06